UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 19, 2015
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2015, Raymond James Financial, Inc. (the “Company”) appointed Roderick C. McGeary, age 65, as a new director, with a term commencing on the date of appointment. Mr. McGeary served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc. and PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.

In addition to being appointed to the Company’s Board of Directors (the “Board”), Mr. McGeary has been named to the Board’s Audit and Risk Committee.

Mr. McGeary will participate in the standard fee arrangements for non-executive directors, which are described in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders under the caption “Director Compensation,” filed with the Securities and Exchange Commission on January 20, 2015. Consistent with such arrangements, effective upon his appointment to the Board, Mr. McGeary has been granted an award of restricted stock units with a value of $31,250, representing one-quarter of the annual award, which units will vest in full on the first anniversary of the grant. Mr. McGeary will also enter into the Company’s standard indemnification agreement which the Company concludes with all directors, pursuant to which we will indemnify him for certain actions he takes in his capacity as a director. A copy of the form of indemnification agreement is filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2004, filed with the Securities and Exchange Commission on December 8, 2004, and is incorporated herein by reference.

A copy of the press release issued by the Company in connection with the above is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

The Company also announced in the above press release a quarterly cash dividend on shares of its common stock of $0.20 per share, up from $0.18 per share in the previous quarter, payable on January 15, 2016 to shareholders of record on January 4, 2016.

Additionally, the Company issued a separate press release on November 19, 2015 to announce that the 2016 Annual Meeting of Shareholders will be held Thursday, February 18, 2016, at 4:30 p.m. ET, at the Company's headquarters in St. Petersburg, Florida. Shareholders of record as of December 23, 2015, will be entitled to notice of, and to attend and vote at, the Annual Meeting. A copy of this press release is attached to this Current Report as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01 Other Events

In addition, as described in the press release attached as Exhibit 99.1, the Board once again increased to $150 million its repurchase authorization with respect to any combination of the Company’s shares of common stock (“Common Stock”) and/or its 8.60% Senior Notes due August 2019, 4.25% Senior Notes due April 2016, 5.625% Senior Notes due April 2024 and 6.90% Senior Notes due March 2042 (collectively, and together with the Common Stock, the “Securities”). These repurchases may be made from time to time at the discretion of the Board’s Securities Repurchase Committee at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. Such repurchases may be made in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan. The Board’s authorization does not have a fixed expiration date. All repurchased shares of Common Stock will be held as treasury shares. The repurchase authorization does not obligate the Company to repurchase any dollar amount or number of

Securities and may be suspended or discontinued at any time. The Company intends to pay for Securities repurchased with cash currently reflected on its balance sheet.

Prior to today’s Board action, there was approximately $93 million remaining under the previous repurchase authorization renewal to $150 million announced on May 21, 2015.

Information regarding repurchases of Common Stock will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following are filed as exhibits to this report:

Exhibit No.

99.1 Press Release, dated November 19, 2015, issued by Raymond James Financial, Inc.
99.2 Press Release, dated November 19, 2015, issued by Raymond James Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date:	November 19, 2015	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 19, 2015, issued by Raymond James Financial, Inc.
99.2	Press Release, dated November 19, 2015, issued by Raymond James Financial, Inc.